 CONFIRMING STATEMENT

This Statement confirms that the undersigned, Steve Vandecar, has authorized and designated Steven J. Davis, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Molecular Imaging Corporation. The authority of
Steven J. Davis under this Statement shall continue until the undersigned is no longer required to file Forms
3, 4 and 5 with regard to his ownership of or transactions in securities of Molecular Imaging Corporation, unless earlier revoked in writing. The undersigned acknowledges that Steven J. Davis is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: July 29, 2003.

By:        /s/ Steve Vandecar

        Steve Vandecar